EXHIBIT 23.3

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report, dated July 10, 2017, relating to the financial statements of Pelican Therapeutics, Inc., appearing in the Current Report on Form 8-K/A filed by Heat Biologics, Inc. on July 11, 2017. Our report contains an explanatory paragraph regarding Pelican Therapeutics, Inc.’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Raleigh, North Carolina

October 30, 2017